EXHIBIT 23.1

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 Amendment No. 1 of our report dated December 2, 2005, with respect to our audit of the consolidated balance sheets of Rick's Cabaret International, Inc. as of September 30, 2005 and 2004, and related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report is incorporated by reference in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Whitley Penn LLP

Dallas, Texas
June 21, 2006